Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Senior Vice President – Finance
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2022

■	Fourth Quarter 2022 Revenue:	$3.65 billion; up 4%
■	Fourth Quarter 2022 Operating Income:	$281.9 million; down 13%
■	Fourth Quarter 2022 EPS:	$1.92 vs. $2.28; down 16%

■	Full Year 2022 Revenue:	$14.81 billion; up 22%
■	Full Year 2022 Operating Income:	$1.33 billion; up 27%
■	Full Year 2022 EPS:	$9.21 vs. $7.14; up 29%

LOWELL, Ark., January 18, 2022 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced fourth quarter 2022 U.S. GAAP (United States Generally Accepted Accounting Principles) net income of $201.3 million, or diluted earnings per share of $1.92 versus fourth quarter 2021 net earnings of $242.2 million, or diluted earnings per share of $2.28.

Total operating revenue for the current quarter was $3.65 billion, compared with $3.50 billion for the fourth quarter 2021, an increase of 4%. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased approximately 3% versus the comparable quarter 2021. This decrease was primarily driven by a 27% decline in volume in Integrated Capacity Solutions (ICS) and a 1% decline in volume in Intermodal (JBI). Revenue, excluding fuel surcharge revenue, performance was positively offset by a 14% increase in average revenue producing trucks and a 3% increase in fleet productivity (excluding fuel surcharge revenue) in Dedicated Contract Services® (DCS®), a 6% increase in revenue per load (excluding fuel surcharge revenue) in JBI, an increase in Final Mile Services® (FMS) revenue driven primarily by our recent acquisition, and a 6% increase in loads in Truckload (JBT) driven primarily by our J.B. Hunt 360box® service offering.

Total freight transactions in the Marketplace for J.B. Hunt 360°® decreased 22% to $461 million in the fourth quarter 2022 compared to $593 million in the prior year quarter. ICS revenue on the platform decreased 29% to $308 million versus the year ago period. JBI executed approximately $33 million of third-party dray capacity on the platform, a decline of 31% year over year. JBT executed approximately $121 million of independent contractor and power-only capacity through the platform during the quarter, an increase of 7% versus the prior year period.

U.S. GAAP operating income for the current quarter totaled $281.9 million versus $322.5 million for the fourth quarter 2021. Current quarter operating income was negatively impacted by a $64 million pre-tax increase in casualty claim expense. Operating income performance was favorably impacted by customer rate and cost recovery efforts in JBI, DCS and FMS and an increase in revenue producing trucks and productivity in DCS. These items were partially offset by a decrease in volume in ICS and JBI; higher investments to attract and retain professional drivers, office personnel, and maintenance technicians; increases in equipment-related and maintenance expense, and higher insurance and safety costs.

Net interest expense in the current quarter increased primarily from higher interest rates from fourth quarter 2021. The fourth quarter effective tax rates for 2022 and 2021 were 25.7% and 22.6%, respectively. The annual effective tax rates for 2022 and 2021 were 24.4% and 23.9%, respectively. We expect our 2023 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■	Fourth Quarter 2022 Segment Revenue:	$1.75 billion; up 11%
■	Fourth Quarter 2022 Operating Income:	$179.5 million; down 8%

Intermodal volume decreased 1% over the same period in 2021. Eastern network loads increased 8%, while transcontinental loads decreased 7% compared to the fourth quarter 2021. Demand for intermodal capacity was seasonally weak in the fourth quarter, while rail velocity and performance made further progress. Customer activity related to the detention of equipment also improved sequentially but continued to impact dray and network efficiencies. Revenue increased 11% for the quarter versus the prior year, driven by a 12% increase in revenue per load resulting from changes in mix of freight, customer rates, and fuel surcharge revenue. Revenue per load excluding fuel surcharge revenue was up 6% year over year.

Operating income decreased 8% in the fourth quarter primarily from lower volume; higher investments to attract and retain professional drivers, office personnel, and maintenance technicians; and higher insurance costs. These items were only partially offset by higher customer rates and cost recovery efforts compared to the prior year period. JBI incurred approximately $21.8 million of the incremental pre-tax casualty insurance expense. During the period we successfully onboarded 2,000 new units of container capacity. The current period ended with approximately 115,000 units of trailing capacity and approximately 6,700 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	Fourth Quarter 2022 Segment Revenue:	$880 million; up 24%
■	Fourth Quarter 2022 Operating Income:	$75.8 million; up 4%

Demand for our highly engineered private-fleet outsourcing solution remained strong during the quarter. DCS revenue increased 24% year over year, primarily from a 14% increase in average revenue producing trucks and a 9% increase in productivity (revenue per truck per week) versus the same period 2021. Productivity excluding fuel surcharge revenue increased 3% from a year ago driven by increases in contracted indexed-based price escalators and stronger utilization of equipment. A net additional 1,210 revenue producing trucks were in the fleet by the end of the quarter compared to the prior year period, and a net reduction of 187 versus the end of the third quarter 2022. Customer retention rates remain above 98%.

Operating income increased 4% from the prior year quarter, primarily from new business onboarded over the past trailing twelve months, combined with greater productivity and utilization of equipment. These items were partially offset by higher equipment-related and maintenance expenses, higher safety costs, higher investments to attract and retain professional drivers, office personnel, and maintenance technicians, and other costs related to the implementation of new, long-term contractual business.  The DCS segment incurred approximately $18.7 million of the incremental pre-tax casualty insurance expense.

Integrated Capacity Solutions (ICS)

■	Fourth Quarter 2022 Segment Revenue:	$496 million; down 33%
■	Fourth Quarter 2022 Operating Loss:	$(2.9) million; compared to $21.2 million income in 4Q’21

ICS revenue decreased 33% in the current quarter over the same period 2021. Overall segment volume decreased 27%, while truckload volume decreased 21% compared to the prior year period. Revenue per load decreased 9% compared to the fourth quarter 2021 due to changes in customer freight mix and lower contractual and transactional rates in our truckload business. Contractual volume represented approximately 62% of the total load volume and 61% of the total revenue in the current quarter compared to 54% and 43%, respectively, in fourth quarter 2021. Of the total reported ICS revenue, approximately $308 million was executed through the Marketplace for J.B. Hunt 360 compared to $431 million in fourth quarter 2021.

Operating income decreased by $24 million compared to the fourth quarter 2021 primarily from lower gross profit, increased insurance and claims expense and higher technology costs over the same period 2021. Gross profit declined 14% on lower revenue compared to prior year period while gross profit margin increased to 15.6% in the current period versus 12.2% in the prior period. ICS carrier base increased 15% year over year. The ICS segment incurred approximately $15.1 million of the incremental pre-tax casualty insurance expense in the quarter.

Truckload (JBT)

■	Fourth Quarter 2022 Segment Revenue:	$276 million; up 6%
■	Fourth Quarter 2022 Operating Income:	$16.9 million; down 35%

JBT revenue increased 6% compared to the same period in the previous year. Revenue excluding fuel surcharge revenue decreased 2% due to an 8% decline in revenue per load excluding fuel surcharge revenue partially offset by a 6% increase in load volume. Total average trailer count increased by approximately 3,900 units, or 37% versus the prior year period. Trailer turns in the quarter were down 21% from the prior period primarily due to freight mix and fewer load opportunities as a result of a softer freight market.

JBT operating income decreased 35% to $16.9 million versus the fourth quarter 2021. JBT continues to leverage the J.B. Hunt 360 platform to grow power capacity and capability for the J.B. Hunt 360box® service offering. Benefits from higher volume and revenue were more than offset by higher truck purchased transportation expense, trailer parts and maintenance costs, personnel costs, insurance and claims expense and continued technology investments to build out 360box. The JBT segment incurred approximately $5.1 million of the incremental pre-tax casualty insurance expense in the quarter.

Final Mile Services (FMS)

■	Fourth Quarter 2022 Segment Revenue:	$255 million; up 15%
■	Fourth Quarter 2022 Operating Income:	$12.6 million; up 70%

FMS revenue increased 15% compared to the same period 2021, primarily driven by the previously announced acquisition of Zenith Freight Lines, LLC (Zenith) and multiple new customer contracts implemented over the past trailing twelve months. Revenue growth continues to be partially offset by internal efforts to improve revenue quality of the business. Excluding the Zenith acquisition, which contributed approximately $26 million to segment revenue in the current quarter, FMS revenue increased 3% year over year.

Operating income increased 70% from the prior year period, primarily driven by an improvement in revenue quality which was partially offset by higher equipment-related and maintenance costs and increased insurance and claims expense. Additionally, investments in new system technology development and implementation costs for newly awarded business partially offset the improvement in revenue quality.  The FMS segment incurred approximately $3.3 million of the incremental pre-tax casualty insurance expense in the quarter, and the prior year period included a $5.7 million benefit from the reduction of a contingent liability.

Cash Flow and Capitalization:

At December 31, 2022, we had total debt outstanding of $1.3 billion on various debt instruments which is comparable to the total debt levels at December 31, 2021, and versus $1.2 billion at September 30, 2022.

Our net capital expenditures for 2022 approximated $1.4 billion vs. $877 million in 2021. At December 31, 2022, we had cash and cash equivalents of $52 million.

We had no purchases of our stock during the fourth quarter 2022. At December 31, 2022, we had approximately $551 million remaining under our share repurchase authorization. Actual shares outstanding at December 31, 2022, approximated 103.7 million.

Conference Call Information:

The company will hold a conference call today from 8:00–9:00 am CST to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2021. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., a Fortune 500 and S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2022		2021
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,017,278		$3,106,488
Fuel surcharge revenues	632,344		390,483
Total operating revenues	3,649,622	100.0%	3,496,971	100.0%

Operating expenses
Rents and purchased transportation	1,742,167	47.7%	1,891,298	54.1%
Salaries, wages and employee benefits	879,924	24.1%	764,484	21.9%
Fuel and fuel taxes	234,229	6.4%	151,606	4.3%
Depreciation and amortization	171,606	4.7%	141,254	4.0%
Operating supplies and expenses	130,885	3.6%	98,035	2.8%
Insurance and claims	124,546	3.4%	50,261	1.4%
General and administrative expenses, net of asset dispositions	55,336	1.6%	52,955	1.6%
Operating taxes and licenses	19,076	0.5%	15,974	0.5%
Communication and utilities	9,905	0.3%	8,601	0.2%
Total operating expenses	3,367,674	92.3%	3,174,468	90.8%
Operating income	281,948	7.7%	322,503	9.2%
Net interest expense	11,189	0.3%	9,697	0.3%
Earnings before income taxes	270,759	7.4%	312,806	8.9%
Income taxes	69,456	1.9%	70,597	2.0%
Net earnings	$201,303	5.5%	$242,209	6.9%
Average diluted shares outstanding	104,737		106,312
Diluted earnings per share	$1.92		$2.28

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2022		2021
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$12,381,359		$10,915,442
Fuel surcharge revenues	2,432,640		1,252,860
Total operating revenues	14,813,999	100.0%	12,168,302	100.0%

Operating expenses
Rents and purchased transportation	7,392,179	49.9%	6,449,068	53.0%
Salaries, wages and employee benefits	3,373,063	22.8%	2,761,680	22.7%
Fuel and fuel taxes	931,710	6.3%	530,642	4.4%
Depreciation and amortization	644,520	4.4%	557,093	4.6%
Operating supplies and expenses	502,553	3.4%	369,294	3.0%
Insurance and claims	318,123	2.1%	165,052	1.4%
General and administrative expenses, net of asset dispositions	215,361	1.4%	195,616	1.5%
Operating taxes and licenses	68,230	0.5%	59,462	0.5%
Communication and utilities	36,707	0.2%	34,865	0.3%
Total operating expenses	13,482,446	91.0%	11,122,772	91.4%
Operating income	1,331,553	9.0%	1,045,530	8.6%
Net interest expense	50,180	0.3%	45,758	0.4%
Earnings before income taxes	1,281,373	8.6%	999,772	8.2%
Income taxes	312,022	2.1%	238,966	1.9%
Net earnings	$969,351	6.5%	$760,806	6.3%
Average diluted shares outstanding	105,276		106,593
Diluted earnings per share	$9.21		$7.14

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2022		2021
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,748,798	48%	$1,574,174	45%
Dedicated	880,210	24%	712,419	20%
Integrated Capacity Solutions	496,197	14%	738,906	21%
Truckload	275,550	7%	259,078	8%
Final Mile Services	254,809	7%	221,907	6%
Subtotal	3,655,564	100%	3,506,484	100%
Intersegment eliminations	(5,942)	(0%)	(9,513)	(0%)
Consolidated revenue	$3,649,622	100%	$3,496,971	100%

Operating income

Intermodal	$179,520	64%	$195,337	61%
Dedicated	75,784	27%	72,638	23%
Integrated Capacity Solutions	(2,872)	(1%)	21,190	6%
Truckload	16,916	6%	25,907	8%
Final Mile Services	12,630	4%	7,442	2%
Other (1)	(30)	(0%)	(11)	(0%)
Operating income	$281,948	100%	$322,503	100%

	Twelve Months Ended December 31
	2022		2021
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$7,021,565	47%	$5,453,511	44%
Dedicated	3,378,553	23%	2,578,322	21%
Integrated Capacity Solutions	2,385,797	16%	2,537,684	21%
Truckload	1,082,259	7%	795,850	7%
Final Mile Services	979,991	7%	841,963	7%
Subtotal	14,848,165	100%	12,207,330	100%
Intersegment eliminations	(34,166)	(0%)	(39,028)	(0%)
Consolidated revenue	$14,813,999	100%	$12,168,302	100%

Operating income

Intermodal	$800,013	60%	$602,540	58%
Dedicated	345,159	26%	304,125	29%
Integrated Capacity Solutions	59,225	4%	46,324	4%
Truckload	92,410	7%	64,940	6%
Final Mile Services	34,912	3%	27,909	3%
Other (1)	(166)	(0%)	(308)	(0%)
Operating income	$1,331,553	100%	$1,045,530	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2022	2021

Intermodal

Loads	503,340	509,264
Average length of haul	1,663	1,693
Revenue per load	$3,474	$3,091
Average tractors during the period *	6,748	6,161
Tractors (end of period) *	6,696	6,194
Trailing equipment (end of period)	115,150	104,973
Average effective trailing equipment usage	105,314	102,926

Dedicated

Loads	1,102,319	1,053,733
Average length of haul	166	160
Revenue per truck per week**	$5,306	$4,879
Average trucks during the period***	13,037	11,441
Trucks (end of period) ***	12,899	11,689
Trailing equipment (end of period)	28,322	28,822

Integrated Capacity Solutions

Loads	267,989	364,620
Revenue per load	$1,852	$2,027
Gross profit margin	15.6%	12.2%
Employee count (end of period)	984	975
Approximate number of third-party carriers (end of period)	156,400	136,400
Marketplace for J.B. Hunt 360 revenue (millions)	$307.6	$431.4

Truckload

Loads	131,631	123,782
Average trailers during the period	14,395	10,524
Revenue per load	$2,093	$2,093
Average length of haul	550	501

Tractors (end of period)
Company-owned	620	734
Independent contractor	2,098	1,501
Total tractors	2,718	2,235

Trailers (end of period)	14,718	11,172

Final Mile Services

Stops	1,290,856	1,450,208
Average trucks during the period***	1,864	1,565

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2022	2021

Intermodal

Loads	2,068,278	1,984,834
Average length of haul	1,665	1,684
Revenue per load	$3,395	$2,748
Average tractors during the period *	6,601	5,904
Tractors (end of period) *	6,696	6,194
Trailing equipment (end of period)	115,150	104,973
Average effective trailing equipment usage	107,319	98,798

Dedicated

Loads	4,406,527	4,020,308
Average length of haul	165	161
Revenue per truck per week**	$5,225	$4,719
Average trucks during the period***	12,564	10,628
Trucks (end of period) ***	12,899	11,689
Trailing equipment (end of period)	28,322	28,822

Integrated Capacity Solutions

Loads	1,231,334	1,326,979
Revenue per load	$1,938	$1,912
Gross profit margin	14.7%	11.8%
Employee count (end of period)	984	975
Approximate number of third-party carriers (end of period)	156,400	136,400
Marketplace for J.B. Hunt 360 revenue (millions)	$1,521.1	$1,583.8

Truckload

Loads	500,407	445,812
Average trailers during the period	12,798	9,299
Revenue per load	$2,163	$1,785
Average length of haul	520	482

Tractors (end of period)
Company-owned	620	734
Independent contractor	2,098	1,501
Total tractors	2,718	2,235

Trailers (end of period)	14,718	11,172

Final Mile Services

Stops	5,432,627	6,413,680
Average trucks during the period***	1,814	1,520

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$51,927	$355,549
Accounts Receivable, net	1,528,075	1,506,619
Prepaid expenses and other	587,534	451,201
Total current assets	2,167,536	2,313,369
Property and equipment	7,999,480	6,680,316
Less accumulated depreciation	3,019,663	2,612,661
Net property and equipment	4,979,817	4,067,655
Other assets, net	594,988	413,324
	$7,742,341	$6,794,348

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$355,972
Trade accounts payable	798,776	772,736
Claims accruals	452,149	307,210
Accrued payroll	188,252	190,950
Other accrued expenses	129,054	102,732
Total current liabilities	1,568,231	1,729,600

Long-term debt	1,261,738	945,257
Other long-term liabilities	369,314	256,233
Deferred income taxes	876,290	745,442
Stockholders' equity	3,666,768	3,117,816
	$7,742,341	$6,794,348

Supplemental Data
(unaudited)

	December 31, 2022	December 31, 2021

Actual shares outstanding at end of period (000)	103,743	105,094

Book value per actual share outstanding at end of period	$35.34	$29.67

	Twelve Months Ended December 31
	2022	2021

Net cash provided by operating activities (000)	$1,776,882	$1,223,898

Net capital expenditures (000)	$1,431,895	$877,018